Exhibit 99.1

[FEDERAL REALTY INVESTMENT TRUST LOGO]

Federal Realty Investment Trust Announces Redemption of 7.95% Series A Preferred Shares

ROCKVILLE, Md.—(BUSINESS WIRE)—May 14, 2003—Federal Realty Investment Trust (NYSE:FRT) announced today that it will redeem all 4,000,000 outstanding shares of its 7.95% Series A Cumulative Redeemable Preferred Shares, no par value (“Series A Preferred Shares”) (FRTPrA—CUSIP No. 313747 40 4), effective June 13, 2003. The Series A Preferred Shares will be redeemed at their redemption price of $25.00 per share, plus accrued and unpaid dividends through the redemption date of $0.23959 per share, for an aggregate redemption price of $25.23959 per Series A Preferred Shares. Dividends on the Series A Preferred Shares will cease to accrue on June 13, 2003.

On June 13, 2003, the Series A Preferred Shares also will cease to be outstanding, and holders of the Series A Preferred Shares will have no rights other than the right to receive the redemption price of $25.23959, without interest, upon surrender of certificates representing the Series A Preferred Shares. Payment of the redemption price will be made only upon presentation and surrender of certificates representing the Series A Preferred Shares to American Stock Transfer & Trust Company, as redemption agent, during its usual business hours at the addresses specified in the Notice of Redemption.

The Notice of Redemption will be mailed to holders of record of the Series A Preferred Shares on or about May 14, 2003. For additional information on redeeming Federal Realty’s Series A Preferred Shares, shareholders should contact American Stock Transfer & Trust Company, the transfer agent, registrar and dividend disbursing agent for this issue, at 877/777-0800. Holders may surrender their shares for redemption to:

American Stock Transfer & Trust Company

59 Maiden Lane

Plaza Level

New York, NY 10038

Federal Realty Investment Trust is an equity real estate investment trust specializing in the ownership, management, development and re-development of shopping centers and street retail properties. Federal Realty’s portfolio contains approximately 15.7 million square feet located in major metropolitan markets across the United States. The operating portfolio is currently over 94% occupied by over 2,000 national, regional and local retailers, with no single tenant accounting for more than 2.5% of rental revenue. Federal Realty has paid quarterly dividends to its shareholders continuously since its founding in 1962, and has increased its dividend rate for 35 consecutive years, the longest consecutive record in the REIT industry.

CONTACT: Federal Realty Investment Trust

Investor Inquiries

Andrew Blocher

Vice President, Capital Markets & Investor Relations

301/998-8166

ablocher@federalrealty.com

or

Media Inquiries

Kristine Warner

Director, Corporate Communications

301/998-8212

kwarner@federalrealty.com